EXHIBIT

CONSENT OF EXPERT

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Entrée Gold Inc. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

I hereby consent to the reference to my name as a Qualified Person that prepared certain sections of the Technical Report (“NI 43-101 Compliant Technical Report on the Lookout Hill Project, Omnogovi Aimag, Southern Mongolia” with an effective date of 26 March 2008) in the Company’s Annual Information Form for the year ended December 31, 2006 and in the 40-F.

Sincerely,

“signed and sealed”

Harry Parker, P.Geo

Technical Director

Mining & Metals Consulting Group
AMEC Americas Limited

Date:

27 March, 2008